Exhibit 10.24

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is effective as of January 8, 2024 (the “Effective Date”) between Illumina, Inc., a Delaware corporation having a place of business at 5200 Illumina Way, San Diego, CA  92122 ("Illumina") and Freenome Holdings, Inc., on behalf of itself and its Permitted Affiliates, having a business address at 279 East Grand Avenue, Fifth Floor, South San Francisco, CA 94080 (“Customer”).  Customer and Illumina may be referred to herein as “Party” or “Parties.”

I.            DEFINITIONS

“Affiliate(s)” means with respect to a Party, any entity that, directly or indirectly, controls, is controlled by or is under common control with such Party for so long as such control exists.  For purposes of this definition, an entity has control of another entity if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other entity or otherwise direct the affairs of such other entity, whether through ownership of the voting securities of such other entity, by contract or otherwise. With respect to Customer, the term “Affiliate” shall not include any entity that (a) became an Affiliate after the Effective Date and (b) is (i) a Sequencing Product Company or (ii) at the time it becomes an Affiliate, is an entity that opposes Illumina in active, material and ongoing proceedings, excluding any such proceedings based on an allegation of infringement of Illumina Intellectual Property Rights by such entity. For the avoidance of doubt, with respect to Illumina, the term “Affiliate” shall include GRAIL, for so long as the relationship between Illumina and GRAIL meets the elements of the first sentence of this definition.

“Collection Territory” means [***].

“Consumable(s)” means, individually and collectively, reagents and consumable items that are offered for sale under, purchased under, supplied under or otherwise governed by the terms and conditions of this Agreement that are intended by Illumina to be consumed through the use of Hardware, or that Customer otherwise purchases from Illumina or its Affiliate before or after the Effective Date in accordance with this Agreement. The Consumables that may be purchased under this Agreement as of the Effective Date are set forth in Exhibit A, Part 2.

“Core IP” means any and all Illumina Intellectual Property Rights covering features, or uses of the Supplied Product that are common to all applications and all fields of use but does not include intellectually property that covers features of the Supplied Product (and use thereof) only with regard to specific fields or specific applications.

“Distributed Device” means a distributed medical device that includes a Supplied Product as a component of the medical device that is intended for use in the diagnosis of or screening for disease or other conditions that either: (a) requires pre-market approval, notification or clearance by the United States Food & Drug Administration (“FDA”) or listing with FDA (or similar listing or approval from the applicable regulatory agency of the Ship-To Country) before: (i) it may be used; and (ii) has received such regulatory approval for distribution of the Distributed Device to third parties; or (b) uses, as a component of any test for which it seeks such regulatory approval, a Supplied Product that is a research use only assay standing on its own (i.e., includes both the sequencer and the applicable assay-specific test kit) or the assay-specific test kit.

“Documentation” means Illumina’s user manual, package insert, labeling, and similar documentation, provided by Illumina for the Supplied Product in effect on the date that the Supplied Product ships.  Documentation may contain additional terms and conditions (which are hereby incorporated into this Agreement by reference) and may be provided (including by reference to a website) with the Supplied Product or may be provided electronically by Illumina.  In the event of any conflict between any such additional terms and conditions and this Agreement, the terms and conditions of this Agreement shall supersede and govern Customer’s use of the Supplied Products and any conflicting terms in the Documentation, or any additional terms that would restrict Customer’s use of the Supplied Products beyond what is set forth in this Agreement, are hereby rejected and shall be null and void.

“Excluded Uses” means any and every use of a Supplied Product that (a) is a use of the Product to perform [***], (b) is a use of the Product as, or as a component of, a Distributed Device, (c) is a use of the Product to perform testing of [***], (e) is a use of the Product (or information generated from the use of the Product) that is [***].

“Existing Hardware” means those Illumina instruments, accessories, or peripherals that Customer purchased from Illumina prior to the Effective Date.  In the event of any conflict between the original supply terms for Existing Hardware and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall supersede and govern Customer’s use of the Existing Hardware, subject to Section 7.1 regarding any warranty for Existing Hardware.

“Facility” and “Facilities” means each facility owned, leased by, or otherwise under the contractual control of Customer or its Affiliates, whether in whole or part.  The Facilities as of the Effective Date are listed on Schedule 1 hereto.

“Force Majeure” is defined in Section 12.8.

“For-Profit Entity” means a for-profit company in the United States that purchases Supplied Products for performing sequencing for liquid biopsy cancer screening or diagnostic tests for clinical oncology purposes, on human samples received from, and delivered to, unaffiliated health care professionals, health care organizations or other laboratories for clinical oncology purposes.  A For-Profit Entity excludes governments, government agencies, hospitals, research institutes, academic institutions, non-profits, and Illumina Affiliates (including GRAIL).

“Freenome’s Field of Use” means the use of the Supplied Product for performing sequencing to enable Freenome Use.

“Freenome Use” means, individually and collectively, use of the Supplied Product for: (a) Research Use and (b) other uses permitted by Law excluding (i) any and all Excluded Uses, and (ii) forensics testing.

“GRAIL” means GRAIL, Inc. for so long as it is an Affiliate of Illumina.

“GRAIL Patent Rights” means all rights in patents and patent applications under the laws of any jurisdiction owned or controlled by GRAIL or its controlled affiliates that (a) are owned or controlled by GRAIL or its controlled affiliates prior to the closing of the Transaction on August 18, 2021; (b) are a substitution, application, reissue, renewal, reexamination, extension, division, continuation, or continuation-in-part that at any time claims priority from, or shares priority with, any priority or parent applications of the patents and patent applications described in subpart (a); (c) claim inventions made solely by employees of GRAIL or its controlled affiliates made before or after the closing of the Transaction on August 18, 2021; (d) claim inventions made by a third party (that is not an Affiliate of Illumina) on behalf of GRAIL or its controlled affiliates made before or after the closing of the Transaction on August 18, 2021; or (e) claim inventions made jointly by employees of GRAIL or its controlled affiliates and a third party (that is not an Affiliate of Illumina) made before or after the closing of the Transaction on August 18, 2021.  With respect to GRAIL, “controlled affiliates” means any entity that, directly or indirectly, is controlled by GRAIL for so long as such control exists.  For purposes of this definition, an entity has control of another entity if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other entity or otherwise direct the affairs of such other entity, whether through ownership of the voting securities of such other entity, by contract or otherwise.

“Hardware” means Existing Hardware and those Illumina instruments, accessories and those other peripherals that are offered for sale under, purchased under, supplied under or otherwise governed by the terms and conditions of this Agreement or that Customer otherwise purchases from Illumina or its Affiliates after the Effective Date.  The Hardware that may be purchased under this Agreement as of the Effective Date is set forth in Exhibit A, Part 1.

“Illumina Intellectual Property Rights” means any and all Intellectual Property Rights owned or controlled (including under license) by Illumina or Affiliates of Illumina as of the date the Supplied Product ships. Core IP is a subset within the Illumina Intellectual Property Rights. Illumina Intellectual Property Rights excludes GRAIL Patent Rights.

“Intellectual Property Rights” means all rights in patent, copyrights (including rights in computer software), trade secrets, know-how, trademark, service mark and trade dress rights and other industrial or intellectual property rights under the laws of any jurisdiction, whether registered or not and including all applications or rights to apply therefor and registrations thereto.

“Law” means all statutes, statutory instruments, regulations, ordinances, or legislation to which a Party or its performance under this Agreement is subject; common law and the law of equity as applicable to a Party; binding court orders, judgments or decrees; industry code of practice, guidance, policy or standards enforceable by law; and applicable, directions, communications, policies, guidance, rules or orders made or given by a governmental or regulatory authority.

“On-Hardware Consumable” means a reagent or consumable that is used to perform a process on a sequencing or genotyping instrument in question. Non-limiting examples of On-Hardware Consumables supplied under this Agreement are [***] used to perform [***].

“Other IP” means any and all Intellectual Property Rights of third parties (excluding Illumina’s Affiliates) covering features of the Supplied Product (or use thereof) with regard to a specific field of use or specific application.  By way of non-limiting example, third party Intellectual Property Rights for [***]. Other IP excludes all Illumina Intellectual Property Rights.

“Purchase Order” is defined in section 6.1.

“Regulatory Approvals” means any and all regulatory approvals, licenses, and/or certifications required by the applicable regulatory agency in the ship-to country designated by Customer necessary for Customer to use the Supplied Products for Freenome Use as intended by Customer.

“Research Use” means any and all research and development use, which includes performance of research services provided to third parties, specifically excluding any and all Excluded Uses.

“Service Contract” is the written agreement, purchased separately from or under this Agreement, that governs the provision of service and maintenance for Hardware by Illumina or an Illumina Affiliate as authorized by Illumina.

“Software” means software (e.g., Hardware-operating software) supplied under or otherwise governed by the terms and conditions of this Agreement, regardless of whether it is embedded in or installed on Hardware or provided separately.

“Specific Consumable” means a Consumable referred to in Illumina’s catalogue as a NovaSeq v1.5 Consumable, or a Consumable for use with an Illumina sequencing platform commercially launched after the Effective Date with a throughput (on a gigabase per sequencing run basis) that is equal to or higher than the use of a NovaSeq v1.5 Consumable on the NovaSeq sequencing instrument.

“Specifications” means Illumina’s written or electronically published (including on Illumina’s websites) specifications for a Supplied Product (as modified in accordance with this Agreement) in effect for that Supplied Product on the date that the Supplied Product ships.

“Supplied Products” means the products that are offered for sale under, purchased under, supplied under or otherwise acquired under, and governed by the terms and conditions of this Agreement.

“Term” means the term of this Agreement as defined in section 11.1.

 “Transaction” means Illumina Inc.’s acquisition of GRAIL, Inc. that closed on August 18, 2021 pursuant to the Agreement and Plan of Merger, dated September 20, 2020 (as amended on February 4, 2021 by the Amendment to the Agreement and Plan of Merger, the “Merger Agreement”), among Illumina, Grail, SDG Ops, Inc., a Delaware corporation and direct, wholly owned subsidiary of Illumina, and SDG Ops, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Illumina.

II. GOVERNING TERMS; SUPPLIED PRODUCTS; AND PRICING

2.1         Exclusive Governing Terms.  This Agreement (together with the applicable Documentation and Specifications) exclusively governs the ordering, purchase, supply, and use of Supplied Product, and its terms shall prevail and override any conflicting, amending and/or additional terms contained in any purchase orders, invoices or similar documents, which are hereby rejected and shall be null and void. In the event Customer begins to purchase Consumables labeled with either Advantage or a prefix “TG” in their catalogue number or product name, the Parties agree to enter into a separate Quality Agreement within [***] days of the Effective Date.  To the extent terms in the Quality Agreement conflict with terms in this Supply Agreement, the terms of this Supply Agreement control.

a.          Customer shall notify Illumina if it desires to purchase a product available from Illumina that is not listed on Exhibit A, and the Parties will negotiate an appropriate amendment to add the products to Exhibit A.  This Agreement is personal to Customer and the rights and obligations set forth herein do not extend to Affiliates of Customer (other than those Affiliates that may be included on Schedule 2, each, a “Permitted Affiliate”).  In the event of a Permitted Affiliate, references herein to Customer shall be deemed to include the Permitted Affiliates.

b.           The terms attached hereto as Appendix A are incorporated into the Agreement and made a part hereof.   From time to time, Illumina may make additional discount tiers and schedules or other benefits (“Updated Appendix A Terms”) available to Customer, which shall be immediately and automatically incorporated herein in their entirety. Notwithstanding the forgoing, Illumina will promptly notify Customer of any Updated Appendix A Terms, which may be viewed on Illumina’s Oncology Contract Terms website, available at https://www.illumina.com/areas-of-interest/cancer/test-terms.html. If Customer does not wish to receive the benefit of such Updated Appendix A Terms, Customer must notify Illumina within ten (10) days of receiving such notification. Otherwise, the Updated Appendix A Terms will become part of Appendix A of this Agreement as of the date of the announcement.

2.2         Supplied Products; Pricing; Transition Services.

a.           Supplied Products. The Supplied Products, along with pricing and [***], are set forth on Exhibit A.  If a price for a Supplied Product is not set forth in Exhibit A, the Parties will agree to the price [***].  All prices and amounts payable under this Agreement shall be in United States dollars unless otherwise expressly stated.

b.          Service Contracts. Customer shall, throughout the Term, maintain [***] each Hardware that Customer uses for testing of human samples and specimens with a test developed by Customer, validated by Customer, and performed by Customer in its own laboratory Facilities, which if in the United States, is regulated under the Clinical Laboratory Improvement Amendments (i.e., CLIA) or any successor Law thereto.

c.            Transition Assistance. If Customer gives Illumina written notice of its intent to transition, or meaningfully explore a transition of, one or more of its tests to:

i.           an Illumina sequencing platform from a different platform (whether sequencing or otherwise), Illumina will discuss the steps necessary to transition to an Illumina sequencing platform and use commercially reasonable efforts to assist Customer with such transition, including provision of appropriate data, documentation and protocols in its possession or control, to help effectuate a transition that is aligned with FDA guidance for approval; or

ii.          a different Illumina sequencing platform than the Illumina sequencing platform in use at the time for the test, Illumina will discuss the steps necessary to transition to a different Illumina sequencing platform and use commercially reasonable efforts to assist Customer with such transition, including provision of appropriate data, documentation and protocols in its possession or control,  to help effectuate a transition that is aligned with FDA guidance for approval.

III.         USE RIGHTS FOR SUPPLIED PRODUCTS

3.1          Authorized Uses of Supplied Products. Except as expressly stated in this section, no right or license under any intellectual property rights of Illumina or its Affiliates is or are granted, expressly, by implication, or by estoppel, to Customer, and any such rights are expressly reserved to Illumina and its Affiliates.

a.          Freenome Use Rights.  Subject to the terms and conditions of this Agreement, Customer’s purchase of each unit of Supplied Product from Illumina or Illumina’s Affiliate under this Agreement confers upon Customer the [***] right under [***] to use [***] within Freenome’s Field of Use in Customer’s Facilities.

c.            Hardware. The rights conferred upon Customer with purchase of Consumables under this Agreement include the right for Customer to use [***].

d.         Software. Subject to the terms and conditions of this Agreement, solely in connection with Freenome Use of the Products within the Freenome Field of Use in Customer’s Facilities, only with [***], and in accordance with any applicable end-user license or access agreements (to the extent that any such end-user license or access agreements do not conflict with the rights granted under this Agreement), Customer is granted a limited, non-exclusive, non-transferable (except to a successor-in-interest in accordance with section 12.5), non-sublicensable, license or right to install, access, and use (as applicable) the Software made available by Illumina with the Supplied Product, solely in accordance with the Supplied Product’s Specifications and Documentation, and specifically excluding the Excluded Uses. This license and/or right of access will terminate upon Customer’s failure to comply with these terms and conditions, or by Customer’s discontinuing use of the Software and destroying or removing all copies thereof. All Software installed on or embedded in a Supplied Product is licensed to Customer, not sold, notwithstanding references in this Agreement to “purchase” or “sale” of Supplied Products (and similar grammatical variations).

e.           FDA.  Customer may enter into, at any time from the Effective Date until [***] an agreement with Illumina under which Customer may develop and commercialize [***].  Illumina will provide the standard terms for Customer to enter into a stand-alone agreement to enable Customer to develop and commercialize [***].  Illumina shall provide any documentation or information reasonably required for Customer to seek FDA approval or FDA marketing authorization to sell a for-profit clinical test using the diagnostic Supplied Products.

3.2         Limitations and Unauthorized Uses.

a.            Certain Limitations on Use. Customer agrees that (i) it will not use, nor authorize any third party to use, a Supplied Product for any Excluded Use, (ii) it will not [***], or [***], any [***], (iii) its license to use the Supplied Products is only within the scope of Freenome’s Field of Use, and otherwise as conferred upon Customer with purchase of each unit of Supplied Product in accordance with section 3.1 (Authorized Uses of Supplied Products), (iv) its license to use the Supplied Products is limited to only in its Facilities (iv) it will not use the Products in a manner that deprives any individual or group of individuals her, his, or their fundamental human rights. Customer and any user of the Products shall comply with this section 3.2(a) and all internationally-recognized human rights standards and best practices. Customer shall notify Seller of any suspected or actual breach of this section, or of any disappearance, theft, or confiscation of Products promptly, but no later than 15 days following the date Customer knew of the applicable incident.

b.           Consumables; On-Hardware Consumables. Consumables and Hardware were specifically designed and manufactured to operate together. Customer acknowledges and agrees that (i) it will [***], (ii) it will use [***] (iii) with respect to [***], it will only use [***],  and (iv) Customer is not granted any right under this Agreement to [***], even for use in place of [***], even for its [***], and (v) subject to subsection 3.1(e), Customer is not granted any right under this Agreement to  [***]. The limitations in (i)-(ii) do not apply if the Documentation or Specifications for the Product expressly state otherwise.

c.          Unauthorized Transfer of Products. Licenses to the Software are not transferable. Customer agrees to not sell, rent, lease, loan, transfer or assign or otherwise dispose of any Hardware or component thereof containing Software to any third party unless Customer first erases or removes the Software.

d.          Software License Restrictions. Customer acknowledges that certain Software may be subject to additional terms and conditions. Customer may not use, copy, modify, create derivative works of, reverse engineer, decompile, disassemble, distribute, sell, assign, pledge, sublicense, lease, loan, rent, timeshare or otherwise transfer the Software, nor permit any other party to do any of the foregoing. Customer may not remove from the Software, or alter, any of the trademarks, trade names, logos, patent or copyright notices or markings, or add any other notices or markings to the Software.  Customer may not (and may not attempt to) defeat, avoid, by-pass, remove, deactivate or otherwise circumvent any protection mechanisms in the Software including without limitation any such mechanism used to restrict or control the functionality of the Software.

e.         Third Party Code. Customer acknowledges that certain Software may be subject to additional terms and conditions. To the extent third party code is included in Software and any term or condition of a third party license applicable to such third party code directly conflicts with the terms and conditions set forth herein, the applicable terms or conditions of that third party license will be applicable only to that third party code and only to the extent necessary to remove the conflict.

f.            Illumina Proprietary Information. Customer acknowledges that the contents of and methods of operation of the Supplied Products are proprietary to Illumina and/or its Affiliates and may contain or embody trade secrets of Illumina and/or its Affiliates. With respect to [***] that are included in Supplied Products, Customer agrees that it shall only use the same with the Supplied Products.

g.           Documentation. Customer agrees that it will not alter, modify, copy, or remove the Documentation from Customer’s Facilities, unless expressly permitted to do so in the Documentation or in this Agreement.  Permitted copies of the Documentation shall include Illumina’s copyright and other proprietary notices.

IV.         INTELLECTUAL PROPERTY RIGHTS

4.1        Core IP.   Customer’s purchase of Supplied Products under this Agreement confers upon Customer, on a unit-by-unit basis, only the use rights under Core IP, to the extent expressly stated in stated in section 3.1.   No rights are conferred upon Customer for any Illumina Intellectual Property Rights pertaining to or covering features or uses of the Supplied Product that are particular to specific fields of use or specific applications.

4.2        Other IP.  Customer’s intended use of the Supplied Products may require that it obtain license or other rights to third-party Intellectual Property Rights, including Other IP, or Illumina Intellectual Property Rights not included under the Core IP, to use Supplied Products for any and all applications for Freenome Use without infringement or misuse of such Intellectual Property Rights.  Subject to and without limiting section 10.1, it is Customer’s responsibility to ensure that it has or obtains rights to all Intellectual Property Rights that are required for Customer to use the Supplied Products for Freenome Use without infringement or misuse of such Intellectual Property Rights. If either Party becomes aware of any Illumina Intellectual Property Rights other than Core IP that the Party understands to be related to Freenome’s Field of Use, that Party shall provide written notice to the other Party.  If and to the extent the Parties determine it is necessary to do so, the Parties agree to negotiate in good faith to extended rights under such Illumina Intellectual Property on mutually acceptable financial and other terms.

4.3         All Rights Reserved.

a.          The rights conferred upon Customer under this Agreement are limited to those use rights expressly conferred in section 3.1 (Authorized Uses of Supplied Products) upon purchase of each unit of Supplied Products under this Agreement, and Customer agrees that any use of Supplied Products outside the scope of Freenome’s Field of Use is a prohibited and unauthorized use.  All prohibited and unauthorized uses by the Customer or authorized by the Customer that infringe Illumina Intellectual Property Rights are expressly excluded from Freenome Use.  Illumina, on behalf of itself and its Affiliates (and their respective successors and assigns), retains all and does not waive the right to enforce Illumina Intellectual Property Rights and bring suit or proceedings against any person or entity, including Customer (and its Affiliates, and their respective successors, and assigns), with respect to any and all prohibited or unauthorized uses of Supplied Product or Existing Hardware as set forth in Sections 3.1 and 3.2.  Customer agrees that actual knowledge by Illumina, Illumina’s Affiliates, or their respective directors, officers, employees, or agents that Customer is using Supplied Product in any unauthorized or unpermitted manner, does not (i) waive or otherwise limit any rights under this Agreement or at Law that Illumina, Illumina’s Affiliates or their respective successors and assigns, have to address the unauthorized or unpermitted use, or (ii) grant Customer a license or other right to any Illumina Intellectual Property Right, whether expressly or by implication, estoppel, or otherwise.  There are no implied rights under this Agreement.

b.           Except as expressly stated in section 3.1 (Authorized Uses of Supplied Products), no sublicense or other right or license under any Illumina Intellectual Property Rights is or are granted, expressly, by implication, by estoppel or otherwise, under this Agreement. Supplied Products and Existing Hardware may be covered by one or more patents.  Illumina does not represent, warrant, covenant or undertake that use of Supplied Products for any or all applications will not infringe or be a misuse of any Illumina Intellectual Property Rights or third-party Intellectual Property Rights, including Other IP, and expressly disclaims and excludes any statement or implication otherwise, to the maximum extent permitted by Law. Notwithstanding anything in this Agreement to the contrary, Customer assumes all risk associated with not obtaining any required rights to Other IP or any Illumina Intellectual Property Rights required but not expressly stated in section 3.1 (Authorized Uses of Supplied Products).

4.4         No Interruption of Supply.  In no event will Illumina have the right to terminate this Agreement, or cease supplying or shipping Supplied Product, as a result of or on the basis of, in whole or in part, any alleged claim of infringement of any Intellectual Property Rights of Illumina or any of its Affiliates (including without limitation GRAIL).

V.           REGULATORY

5.1         Research Supplied Products. The Supplied Products are labeled “For Research Use Only. Not for use in diagnostic procedures” or with a similar labeling statement. Customer acknowledges that (i) the Supplied Products have not been approved, cleared, or licensed by the United States Food and Drug Administration or any other regulatory entity whether foreign or domestic for any specific intended use, whether research, commercial, diagnostic, or otherwise, and (ii) Customer must ensure it has any Regulatory Approvals that are necessary for Customer’s intended uses of the Supplied Product.

5.2         Illumina intends that its products be used only in a lawful and ethical manner. Customer agrees to comply with all applicable laws, regulations, and ethical guidelines promulgated by established national and international ethical bodies when using, maintaining, and disposing of the Supplied Products and the information generated from the use of the Supplied Products.

5.3        Regulatory Appropriate Product. If Illumina [***] determines that it is proper from a regulatory standpoint to discontinue sale of any Supplied Product to Customer, then Illumina will promptly notify Customer thereof.  If thereafter, Illumina makes available for purchase by Customer a product or combination of products that is more appropriate for use by Customer within the Freenome Field of Use, then Customer agrees to transition to the use of that product or combination of products and cease using the applicable Supplied Product within [***] after that product or combination of products is available for purchase by Customer, or (y) such other time period as the Parties may agree upon in good faith in writing (unless, in each case of the foregoing (x) and (y),  a shorter time period for transition is required by Law, in which case, within that shorter time period).  The price for any replacement products shall be provided in accordance with the terms and conditions of this Agreement, including without limitation, section 2.2(d) and section 2.2(e).  In any such event, the Parties will work together in good faith to coordinate such transition and, if necessary, to modify other terms and conditions of this Agreement as necessary to accommodate the same.

VI.         PURCHASING; FORECASTS; PAYMENT; DELIVERY; LIFECYCLE

6.1         Purchase Orders; Acceptance; Cancellation.  Customer shall order Supplied Product using written purchase orders submitted under and in accordance with this Agreement (“Purchase Orders”).  Purchase Orders shall state, at a minimum, the Illumina catalogue number, the Illumina provided Quotation number, the quantity ordered, price, requested delivery date, and address for delivery, and shall reference this Agreement. All Purchase Orders shall be sent to the attention of Illumina Customer Solutions or to any other person or department designated by Illumina in writing.  Acceptance of a Purchase Order occurs when Illumina (or an Illumina Affiliate) provides Customer a sales order confirmation.  Purchase Orders submitted in accordance with this Agreement may be rejected by Illumina only if Illumina does not have sufficient supply of the applicable Supplied Product to fulfill the order or if the Purchase Order is not in accordance with standard lead times for the applicable Supplied Product.  In the event that Illumina intends to reject any Purchase Order it shall do so within [***] of the receipt of the applicable Purchase Order and state the basis for such rejection; provided that in the event of any shortage of supply, the provisions of section 6.4 shall apply.  Subject to Illumina’s written consent and in its sole discretion, Customer may cancel or modify accepted Purchase Orders only if Customer submits a new Purchase Order for Supplied Product of an equivalent value to the cancelled amount for delivery within the same time period in which the original product was to be delivered. Such new Purchase Order shall be submitted at least [***] days prior to the scheduled shipment date of the prior Purchase Order.

6.2         Invoices; Payment; Taxes.

a.           Invoices and Payment.  Illumina (or an Illumina Affiliate) shall issue invoices upon shipment of Supplied Products.  All invoices are payable as of the date of invoice and payments by Customer on such invoices are due within [***] after the date of the invoice.  Without limiting any remedies available to Illumina, any amounts not paid when due under this Agreement will accrue interest at the rate of [***], or the maximum amount allowed by Law, if lower.  In the event of nonpayment, Illumina shall have the right to take any action allowed in Law in addition to any rights or remedies under this Agreement, including without limitation, suspend performance, including shipment and acceptance of Purchase Orders until all payments are made current. Each Purchase Order is a separate, independent transaction under this Agreement, and all amounts due under any other Purchase Orders or other transactions with Illumina shall be paid by the Customer in full without any set-off, counterclaim, deduction or withholding. Customer agrees to pay for Supplied Products supplied hereunder in accordance with the terms and conditions of this Agreement.

b.          Taxes.  Customer agrees that any applicable sales, use, excise, VAT (value added tax), GST (goods and services tax), withholding, and other taxes will be calculated based on both the tax rates in effect on the date of shipment and the ship to address for the Product. All prices and other amounts payable to Illumina hereunder are exclusive of and are payable without withholding or deduction for taxes, GST, VAT, customs duties, tariffs, charges or otherwise as required by Law from time to time upon the sale of the Supplied Product or provision of services, all of which will be added to the purchase price or subsequently invoiced to the Customer to gross up any payment in respect of which withholding or deduction is required to be made.

6.3         Shipping Terms; Title and Risk of Loss; Ship Date Changes.

a.          Shipping; Title, Risk of Loss. Unless otherwise agreed upon in writing, all shipments are made DAP (Incoterms 2020) at Customer’s address for delivery, provided that Customer is responsible for freight and insurance which will be added to the invoice and paid by Customer.  In [***] cases, title (except for [***]) and [***] is made available at such address.

b.           Ship Date Changes. Customer may, no later than [***] prior to the then-scheduled delivery date, request staggered delivery of Supplied Products (which delivery shall take place solely within the same quarter) set forth in a confirmed Purchase Order or any shipment schedule, and Illumina shall use commercially reasonable efforts to accommodate such staggered delivery dates. Customer may request staggered delivery (solely within a [***]), of an amount that is no greater or less than [***] of the amount of Supplied Products scheduled for delivery in such a given quarter, as set forth in a confirmed Purchase Order or any shipment schedule.  Illumina will use commercially reasonable efforts to accept the staggered delivery dates for the relevant Supplied Products.

6.4         Short Supply.  In the event Supplied Products are in short supply so that Illumina cannot meet its obligations under an accepted Purchase Order, Illumina shall notify Customer in writing of such circumstances as soon as reasonably possible, including the underlying reasons for such shortage and the date such inability is expected to end. In the event of the foregoing, Illumina will allocate the existing supply in an equitable manner among its customers (including Affiliates) based on expiring lots, and which shall not favor Affiliates over other customers.  In all events, Illumina agrees not to prioritize its Affiliates that are similarly situated to Customer over Customer and not to unreasonably prioritize similarly situated customers over Customer.

6.5        Specification Changes / Discontinuations.  Subject to Sections 5.3 and 11.2, as well as Section 3.e. of Appendix A, Illumina agrees to use good faith efforts to notify Customer in advance of any (a) change to the Specifications for any Supplied Product, and (b) discontinuation of any Supplied Product, at least [***] in advance for any Supplied Product that is Hardware or Software or a Consumable, but in the case of (a) and (b) in no event later than the customary advance notice provided to similarly situated customers, which, for the avoidance of doubt, advance notice shall not favor Affiliates of Illumina.  Any such notice shall describe in detail the proposed change to the Specifications or date of discontinuation.  In any such case, Illumina shall (i) use commercially reasonable efforts to accept Purchase orders for such Supplied Products during such period reasonably intended by Customer to meet its needs regardless of its prior forecasting and (ii) (at no additional cost to Customer) reasonably assist Customer, including providing  information available to Illumina or its Affiliates, necessary or useful to update any Regulatory Approvals or other regulatory filing with respect to Customer’s use of any such Supplied Product.  Additionally, Illumina shall continue to provide service support (including spare parts) for any such Supplied Product that is Hardware or Software in accordance with its customary practices, which practices shall not favor Affiliates of Illumina.  For clarity, any modified or replacement product to or for a discontinued Supplied Product hereunder shall be added to Exhibit A as a Supplied Product on the terms and conditions herein, provided that discounts shall be determined at the time of purchase (but shall be consistent with Section 2.2(d) and Section 2.2(e)).

6.6        Product Line Evolution In the event that Illumina improves, develops, and commercializes new technologies for any of the Supplied Products which Customer purchases pursuant to this Agreement, the Parties agree to review the changes to such Supplied Products (example: [***]) that may improve Customer’s commercial product or service within the fields of use consistent with Illumina’s customary practice for similarly situated customers.  Any improved or new product offerings of the aforementioned shall be subject to Customer’s evaluation and Illumina shall provide the same reasonable technical consultation to help Customer validate any new products as it customarily provides similarly situated customers.

VII.       WARRANTY

7.1        Warranty for Supplied Products.  All warranties are personal to Customer and may not be transferred or assigned to a third-party, including an Affiliate of Customer.  All warranties for Hardware are specific to the Facility where such Hardware is originally installed by or on behalf of Illumina and do not transfer and are void if the Hardware is used at or moved to another facility, including moved to, between, or among Facilities of Customer, unless Illumina conducts such move.  All warranties for Consumables are specific to the Facility to which it is originally shipped by or on behalf of Illumina and cannot be re-shipped, including re-shipments between or among Facilities of Customer. The warranties set forth in this Agreement only apply to units of Supplied Products purchased under this Agreement. Warranty for Existing Hardware is as stated in the original terms of sale.  Without limiting Sections 7.1a or 7.1b, if Illumina develops an ‘Advantage’ or similar program for any Supplied Product, Customer will have the rights associated with such program for such Supplied Product(s) at no additional costs other than the purchase price for such enhanced Supplied Product.

a.          Warranty for Consumables.  Illumina warrants, except as expressly stated otherwise in this Agreement, that Consumables, other than custom Consumables, will conform to their Specifications and Documentation until [***] from the date of shipment from Illumina’s manufacturing location, and [***], but in either event, no later than [***] from the date of shipment. To the extent that Illumina [***], it shall use commercially reasonable efforts to ensure [***].  With respect to [***], Illumina only warrants that [***].  Illumina makes no warranty that custom Consumables will work as intended by Customer or for Customer’s intended uses.

b.          Warranty for Hardware.  Illumina warrants that Hardware, other than Upgraded Components, will conform to its Specifications and Documentation for a period of [***] after its shipment date from Illumina unless the Hardware includes Illumina-provided installation (Illumina shall use commercially reasonable efforts to promptly complete such installation), in which case the warranty period begins on the [***] or [***] after the date the Illumina Hardware was delivered, whichever occurs first  (“Base Hardware Warranty”).  “Upgraded Components” means Illumina-provided components, modifications, or enhancements to Hardware provided pursuant to the Base Hardware warranty. Illumina warrants that Upgraded Components will conform to their Specifications for the [***] of the Base Hardware Warranty or a period of [***] from the date the Upgraded Components are installed.  Upgraded Components do not extend the Base Hardware Warranty.

7.2        Exclusions from Warranty Coverage.  The foregoing warranties in section 7.1 shall not apply to the extent a non-conformance is due to (a) abuse, misuse, neglect, negligence, accident, improper storage, or use contrary to the Documentation or Specifications (misuse includes use of a Consumable more than one time) , (b) repair or improper handling, installation or maintenance (other than if by or authorized in writing by Illumina personnel), (c) unauthorized modification, (d) an event of Force Majeure, (e) use with a third party’s good not provided by Illumina (unless the applicable Documentation or Specifications expressly state such third party’s good is for use with the Supplied Product), or (e) use that is an Excluded Use.

7.3         Sole Remedy.  The following states Customer’s sole remedy and Illumina’s sole obligations under the foregoing warranties.

a.          Consumables.  Illumina will repair or replace the non-conforming Consumable in its sole discretion.  Repaired or replaced Consumables come with a warranty [***]. In no event will the warranty for repaired or replaced Consumables [***] from the date of shipment.

b.          Hardware. Illumina will either repair or replace the non-conforming Hardware, choosing between the two options in its reasonable discretion.  Hardware may be repaired or replaced with functionally equivalent, reconditioned, or new Hardware or components (if only a component of Hardware is non-conforming).  If the Hardware is replaced in its entirety, or if only components are being repaired or replaced, the warranty period for the replacement Hardware is the longer of [***] from the date of its shipment or the remaining period on the original Hardware warranty.  Replaced or repaired components do not extend the original Hardware warranty period.

7.4       Procedure. In order to be eligible for repair or replacement under this warranty Customer must (a) promptly contact Illumina’s customer support department to report the non-conformance, (b) cooperate with Illumina in the diagnosis of the non-conformance, and (c) return the Supplied Product, transportation charges prepaid (which will be reimbursed to Customer, in the event the non-conformance is determined by Illumina to be subject to the warranty), to Illumina following Illumina’s instructions or, if agreed by Illumina, grant Illumina’s authorized repair personnel access to this Supplied Product in order to confirm the non-conformance and make repairs.

7.5         Third Party Goods.  Illumina has no warranty obligations with respect to any goods or software originating from a third party, including without limitation, any such goods or software supplied to Customer under this Agreement.  Third-party goods or software are those that are labeled or branded with a third-party’s name.  The warranty for third-party goods or software, if any, is provided by the original manufacturer.  Illumina will cooperate with Customer in filing any warranty claims with such third parties.

7.6       Limited Warranties.  TO THE EXTENT PERMITTED BY LAW AND SUBJECT TO THE EXPRESS LIMITED WARRANTIES FOR SUPPLIED PRODUCTS SET FORTH IN SECTION 7.1 AND 7.3 OF THIS AGREEMENT, ILLUMINA MAKES NO (AND EXPRESSLY DISCLAIMS ALL) WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SUPPLIED PRODUCTS, OR ANY SERVICES PROVIDED IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ILLUMINA MAKES NO CLAIM, REPRESENTATION, OR WARRANTY OF ANY KIND AS TO THE UTILITY OF THE SUPPLIED PRODUCTS FOR CUSTOMER’S INTENDED USES.

VIII.     CONFIDENTIAL INFORMATION

8.1      Confidential Information; Confidentiality. The Parties acknowledge that a Party (the “Recipient Party”) may have access to confidential or proprietary information (“Confidential Information”) of the other Party (the “Disclosing Party”) in connection with this Agreement. As used herein, Confidential Information of a Party includes any and all technical and non-technical information disclosed by the Disclosing Party to the Receiving Party, which may include, without limitation, proprietary and confidential information regarding: patents, patent applications, ideas, gene sequences, cell lines, samples, media, chemical compounds, assays, biological materials, techniques, sketches, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of the Disclosing Party, such as information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, marketing plans and information regarding third parties. Confidential Information includes (a) any information of the Disclosing Party embodied in tangible material (such as documents, drawings, pictures, graphics, software, hardware, graphs, charts, or disks) and labeled as “Confidential” or with a similar legend, and (b) any oral or visual information disclosed by the Disclosing Party to the Receiving Party and designated as confidential at the time of disclosure and then reduced to writing, marked as “Confidential,” and provided to the Receiving Party within [***] of such disclosure. Notwithstanding the foregoing, a failure to mark documents as “Confidential” or to reduce oral/visual disclosures to writing will not preclude confidential treatment under this Agreement if such Confidential Information is disclosed in furtherance of this Agreement and would reasonably be considered confidential based upon the nature of the Confidential Information and the circumstances surrounding its disclosure. During the term of this Agreement and for a period of [***] years after termination or expiration, the Recipient Party shall hold the Disclosing Party’s Confidential Information in confidence using at least the degree of care that is used by the Recipient Party with respect to its own Confidential Information, but no less than reasonable care. Each Party will take all reasonable measures to protect the secrecy of, and avoid unauthorized use or disclosure of the other Party’s Confidential Information. Each receiving Party shall immediately notify the disclosing Party upon discovery of any loss or unauthorized disclosure of the disclosing Party’s Confidential Information.

Notwithstanding the foregoing, the obligations of confidentiality contained herein shall not apply to the extent the Party that received the information is able to demonstrate that either: (a) it was in possession of the information without an obligation of confidentiality prior to its receipt from the disclosing Party; (b) it independently developed the information; (c) it received the information lawfully from a third party without a corresponding breach of confidentiality obligations; or (d) the information was already publicly disclosed without wrongdoing by the receiving Party.

The confidentiality obligations set forth in this Section 8.1 are in addition to those obligations set forth in Section 6.a. of Appendix A.

8.2        Disclosure of Agreement.  Except as expressly provided otherwise in this Agreement, neither Party may disclose this Agreement, the terms and conditions of this Agreement, including any financial terms thereof, and the subject matter of this Agreement to any third party (except to its advisors, including lawyers and auditors) without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that a Party may disclose this Agreement and its terms and conditions in late stage diligence in connection with a potential financing or Change of Control (as defined in Section 11.2d) to the extent necessary.  Notwithstanding anything in this Agreement to the contrary, each Party acknowledges and agrees that each Party (and its Affiliates), as healthcare companies, may (i) if required by a contractual obligation to a third party disclose the existence of this Agreement, or (ii) if required by applicable Law, disclose this Agreement, its terms, its subject matter, including financial terms (including without limitation, Illumina’s compliance with Sunshine Act).  Furthermore, a Recipient Party may disclose certain Confidential Information of the Disclosing Party, without violating the obligations of this Agreement, to the extent the disclosure is required by a valid order of a court or other governmental body having jurisdiction, provided that the Recipient Party provides the Disclosing Party with reasonable prior written notice of such disclosure and makes a reasonable effort to obtain, or to assist the Disclosing Party in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued.

IX.        LIMITATIONS OF LIABILITY; DISCLAIMERS; REPRESENTATIONS

9.1         Limitation of Liability.

a.           EXCEPT AS STATED IN SECTION 9.1(c), AND EXCEPT WITH RESPECT TO LIABILITY ARISING FROM (1) INDEMNIFICATION OBLIGATIONS UNDER ARTICLE X, BUT EXCLUDING SECTION 10.1(c) AND (d)  (2) BREACH OF [***]; OR (3) [***] UNDER THIS AGREEMENT, BUT OTHERWISE TO THE FULLEST EXTENT PERMITTED BY LAW, IN NO EVENT SHALL ILLUMINA OR ITS AFFILIATES BE LIABLE TO CUSTOMER, NOR SHALL CUSTOMER OR ITS AFFILIATES BE LIABLE TO ILLUMINA, FOR [***] ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THE [***], HOWEVER ARISING OR CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, MISREPRESENTATION, BREACH OF STATUTORY DUTY OR OTHERWISE).

b.           EXCEPT AS STATED IN SECTION 9.1(c), AND EXCEPT WITH RESPECT TO LIABILITY ARISING FROM (1) INDEMNIFICATION OBLIGATIONS UNDER ARTICLE X, BUT EXCLUDING SECTION 10.1(c) AND (d) (2) A BREACH OF [***], OR (3) [***] OR [***] UNDER THIS AGREEMENT, BUT OTHERWISE TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY’S TOTAL AND CUMULATIVE LIABILITY TO THE OTHER ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, MISREPRESENTATION, BREACH OF STATUTORY DUTY OR OTHERWISE, SHALL IN NO EVENT EXCEED [***]. NOTWITHSTANDING THE FOREGOING AND EXCEPT AS STATED IN SECTION 9.1(c), EACH PARTY’S TOTAL AND CUMULATIVE LIABILITY TO THE OTHER PURSUANT TO SECTION 10.1(c) AND (d) SHALL IN NO EVENT EXCEED [***].

c.          THE LIMITATION OF LIABILITY IN THIS SECTION 9.1 SHALL APPLY EVEN IF ILLUMINA OR ITS AFFILIATES OR CUSTOMER AND ITS AFFILIATES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, INCLUDING WITHOUT LIMITATION, IN THIS ARTICLE IX, THIS AGREEMENT DOES NOT LIMIT LIABILITY OF EITHER PARTY OR ITS AFFILIATES FOR ANY INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS

9.2         Customer Representations and Warranties.  Customer represents and warrants and covenants that (a) it owns, leases, or otherwise contractually controls the Facilities and the Facilities in which Supplied Products will be used; (b) it has the right and authority to enter into this Agreement without violating the terms of any other agreement; (c) it has all rights and licenses necessary to purchase and use the Supplied Products; and (d) the person signing this Agreement on its behalf has the right and authority to bind Customer to the terms and conditions of this Agreement.

9.3         Customer Agreements.  Customer is not an authorized dealer, representative, reseller, or distributor of any of Illumina’s, or its Affiliates’, products or services.  Customer (a) is not purchasing the Supplied Product on behalf of a third party, (b) is not purchasing the Supplied Product in order to resell or distribute the Supplied Product to a third party, (c) is not purchasing the Supplied Product in order to export the Supplied Product from the country in which Illumina shipped the Supplied Product pursuant to the ship-to address designated by Illumina at the time of ordering, and (d) will not export the Supplied Product out of such country in (c).

9.4        Illumina Representations and Warranties.  Illumina represents and warrants and covenants that (a) it has the right and authority to enter into this Agreement without violating the terms of any other agreement; (b) it has all rights and licenses necessary to manufacture and supply the Supplied Products in accordance with this Agreement; and (c) the person(s) signing this Agreement on its behalf has the right and authority to bind Illumina to the terms and conditions of this Agreement.

X.          INDEMNIFICATION; INSURANCE

10.1       Indemnity.

a.          Indemnification by Illumina for Infringement.  Subject to the terms and conditions of this Agreement, including without limitation, the Exclusions to Illumina Indemnification Obligation (Section 10.1(b) below), Indemnification by Customer (Section 10.1(c) below), Conditions of Indemnification Obligation (Section 10.1(d) below), Illumina shall defend, indemnify and hold harmless Customer, and its officers, directors, representatives and employees (Customer and each of the foregoing a “Customer Indemnitee”), against any claim or action brought by a third-party alleging that [***];

(i)   Illumina shall [***] awarded against such Customer Indemnitee in connection with such Illumina Infringement Claim;

(ii)  The foregoing obligation to indemnify, defend and hold harmless shall not be applicable for any claim or action brought by a third party who is or becomes or was an Affiliate of Customer; and

(iii)  If the Supplied Products or any part thereof become, or in Illumina’s opinion may become the subject of an Illumina Infringement Claim or other action against Illumina (including its Affiliates) or Customer and/or any other Customer Indemnitee, Illumina [***], to (A) [***] Customer the right to continue using such Supplied Products, (B) [***] such Supplied Products, as applicable, with [***]; provided that Illumina shall provide to Customer [***], and provide reasonable cooperation to assist with such efforts, or (C) require the return of such Supplied Products that are or may become the subject of an infringement claim or action and [***] to supply such Supplied Products hereunder, and [***] to Customer [***] of the returned Supplied Product at the time of [***]; provided that, [***].  This section (including without limitation section 10.1(b) and other sections referred to herein) states the entire liability of Illumina for any allegation of Customer infringement of third-party Intellectual Property Rights.

b.          Exclusions to Illumina Infringement Claim Indemnification Obligation.  Illumina shall have no obligation under section 10.1(a), to defend, indemnify or hold harmless any Customer Indemnitee or pay any settlements, final judgments or costs with respect to any Illumina Infringement Claim, to the extent such Illumina Infringement Claim is or arises from any one or more of:

(i) the use of the Supplied Products in any [***] with respect to [***] of the Supplied Products in accordance with [***],
(ii) the use of the Supplied Products in any manner or for any purpose [***],
(iii) the use of the Supplied Products in [***],
(iv) the use of the Supplied Products to [***], including without limitation,  [***],
(v) Illumina’s compliance with [***],
(vi) except with respect to Illumina’s agreement to indemnify, defend and hold harmless, as specified in section 10.1(a), the use of the Supplied Products in any manner or for any purpose that [***] or [***]
(vii) Customer’s negligence, fraud, or willful misconduct; or
(viii) Customer’s breach of any term, including breach of a representation or warranty or condition, made hereunder or included in this Agreement.

 Each of subsections 10.1(b)(i) – (viii) is referred to as an “Excluded Claim.”

c.          General Indemnification by Illumina.  Illumina shall defend, indemnify and hold harmless Customer Indemnitees against any and all claims, liabilities, damages, fines, penalties, causes of action, and losses of any and every kind brought by a third party (“Claim”), including without limitation claims relating to or arising out of personal injury or death, to the extent a Claim results from, relates to, or arises out of:

(i) Illumina’s breach of any of its obligations under this Agreement;
(ii) Illumina’s [***]; or
(iii) Illumina’s failure to comply with applicable Law.

d.          Indemnification by Customer.  Customer shall defend, indemnify and hold harmless Illumina, its officers, directors, representatives, and employees (Illumina and each of the foregoing an “Illumina Indemnitee”), against any Claim including without limitation, claims relating to or arising out of personal injury or death, and claims relating to or arising out of infringement of a third party’s Intellectual Property Rights (except to the extent arising out of an Illumina Infringement Claim), to the extent a Claim results from, relates to, or arises out of:

(i) any action described in any Excluded Claim, including without limitation, [***],
(ii) Customer’s failure to [***], and
(iii) Customer’s [***], including without limitation, [***].

e.          Conditions of Indemnification.  The Parties’ indemnification obligations under this Section 10.1 are subject to the Party seeking indemnification (i) notifying the other, indemnifying Party promptly in writing of the claim, (ii) giving indemnifying Party exclusive control and authority over the defense of such claim, (iii) not admitting infringement of any Intellectual Property Right without prior written consent of the indemnifying Party, (iv) not entering into any settlement or compromise of any such action without the indemnifying Party’s prior written consent, and (v) providing all [***] to the indemnifying Party that the indemnifying Party requests and ensuring that its officers, directors, representatives and employees and  other indemnitees likewise provide assistance (provided that indemnifying Party reimburses the indemnified Party(ies) for its/their [***] providing such assistance). An indemnifying Party will not enter into or otherwise consent to an adverse judgment or order, or make any admission as to liability or fault that would adversely affect the indemnified party, or settle a dispute without the prior written consent of the indemnified Party, which consent not to be unreasonably withheld, conditioned, or delayed.

f.            Third-Party Goods.  Notwithstanding anything in this Agreement to the contrary, Illumina shall have no indemnification obligations with respect to any goods or software originating from a third party, including without limitation, any such goods or software supplied to Customer under this Agreement.  Third-party goods are those that are labeled or branded with a third-party’s name.   Customer’s sole right to indemnification with respect to such third-party goods or software shall be pursuant to the original manufacturer’s or original licensor’s indemnity, if any, to Customer, to the extent provided by the original manufacturer or original licensor.

10.2       Insurance.  Each Party shall maintain appropriate commercial general liability insurance sufficient to cover its interest or potential liabilities hereunder, in an amount equal to at least [***].  Each Party shall provide to the other, upon request, a copy of its insurance certificate evidencing such insurance.

XI.         TERM AND TERMINATION

11.1       Term.  This Agreement shall commence on the Effective Date and terminate on August 18, 2033 unless otherwise terminated early as provided hereunder or extended by the agreement of the Parties. The period from the Effective Date to the date the Agreement terminates or expires is the “Term.”   Illumina cannot terminate this Supply Agreement for convenience during the Term.

11.2       Early Termination.  Without limiting any other rights of termination expressly provided in this Agreement or under Law, this Agreement may be terminated early as follows:

a.          Breach of Provision.  If either Party materially breaches this Agreement and fails to cure such breach within [***] after receiving written notice of the breach, the non-breaching Party shall have the right to terminate this Agreement by providing written notice to the other Party; provided, however, that if such breach is curable, but not reasonably curable within such [***] period, and the breaching Party is using commercially reasonable efforts to cure the breach, then such cure period will be extended to not longer than [***]. Notwithstanding anything to the contrary herein, this Agreement may not be terminated based solely on a claim relating to infringement of any Illumina Intellectual Property Rights.

b.           Bankruptcy and Insolvency.  A Party may terminate this Agreement, effective immediately upon written notice, if the other Party becomes the subject of a voluntary or involuntary petition in bankruptcy, for winding up of that Party, or any proceeding relating to insolvency, receivership, administrative receivership, administration liquidation or company voluntary arrangement or scheme of arrangement with its creditors that is not dismissed or set aside within [***].  In the event of any insolvency proceeding commenced by or against Customer, Illumina shall be entitled to cancel any Purchase Order then outstanding and not accept any further Purchase Order until bankruptcy or insolvency proceeding is resolved.

c.           Termination for Regulatory Standards. In the event that either Party is notified by a regulatory agency or government body, including without limitation the FDA or any foreign equivalent, or [***], that its performance under this Agreement is illegal or violates any Law, then each Party has the right to terminate the full Agreement or the part(s) of the Agreement negatively affected by such ruling, upon [***] prior [***] to the other Party and Illumina has the right to cease supplying the affected Supplied Product immediately.

d.          Termination for Change in Control.  (i) Customer shall promptly notify Illumina in writing if it undergoes any Change in Control with a Sequencing Products Company including the name of the Sequencing Products Company. Illumina shall have a [***] period, that begins on the date of such Change in Control and ends on the date that is the later of [***] after the Change in Control or [***] after receipt of notice of the Change in Control, to terminate the Agreement by written notice, unless prior to the Change in Control, Customer notified Illumina of the planned Change in Control (including the name of the parties to the transaction) and Illumina agreed in writing to not exercise its right of termination set forth herein. Illumina agrees that it will not unreasonably withhold or delay its agreement to waive exercise of its right of termination.  (ii) Termination pursuant to this section 11.2(d) shall become effective, on the date that is [***] after the effective date of the Change of Control  (iii) “Change in Control” will occur when: (A) any person or entity or group of persons or entities becomes the beneficial owner of more than 50% of the issued share capital, or voting rights in, Customer or any Affiliate of Customer that controls Customer; (B) any person or entity or group of persons or entities obtains the direct or indirect ability or power to direct or cause the direction of management policies of such other entity or otherwise direct the affairs of such other entity, whether through ownership of the voting securities of such other entity, by contract, or otherwise; or (C) the board of directors (or similar governing body), or if applicable the stockholders, of Customer or any Affiliate that controls Customer, as the case may be, approves the transfer, sale, or other disposition of all or substantially all the assets of Customer or Affiliate that controls Customer in one transaction or a series of related transactions and (iv) “Sequencing Products Company” means a third party that is developing or commercializing hardware equipment and consumables for sale to end user customers for use in genetic sequencing analysis (whether for research, clinical or other applications). By way of a non-limiting example, a third party that develops sequencing platform products for such third party’s internal use in connection with the provision of clinical services would not be considered a Sequencing Products Company for purposes of this Agreement.

 11.3      Right to Cease Delivery.  In addition to any other remedies available to Illumina under this Agreement or at Law, Illumina reserves the right to cease shipping Supplied Product immediately to Customer if Customer (a) uses the Supplied Product in breach of Section 3.1 (Authorized Uses of Supplied Products) or Section 3.2 (Limitations and Unauthorized Uses) of this Agreement, (e) provides notice to Illumina in accordance with Section 11.2(c).

11.4      Survival of Obligations.  All definitions, all outstanding payment obligations, section 3.2 (Limitations and Unauthorized Uses), Article IV (Intellectual Property Rights), Sections 5.1 (Research Supplied Products), 5.3 (Regulatory Appropriate Product), non-cancellation of Purchase Orders under Section 6.1 (Purchase Orders; Acceptance; Cancellation), title and risk of loss under Section 6.3 (Shipping Terms; Title and Risk of Loss; Ship Date Changes), Articles VII (Warranty), VIII (Confidential Information), IX (Limitations of Liability; Disclaimers; Representations), X (Indemnification; Insurance), Section 11.4 (Survival of Obligations), XII (Additional Terms and Conditions), and sections 6, 7, and 8 of the terms in Appendix A shall survive termination or expiration of the Agreement. With respect to Freenome Use Rights in Section 3.1, Customer has the right to use the units of Consumables supplied under this Agreement with Hardware until the expiration date of those Consumables.  Termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation that accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.

XII.       ADDITIONAL TERMS AND CONDITIONS

12.1      Governing Law; Jurisdiction.  This Agreement, its interpretation, and the performance of the Parties shall be governed by the laws of (i) the State of California, U.S.A., if Customer is located in the United States or (ii) the laws of the country where the Illumina entity is located, if Customer is not located in the United States. Illumina and Customer agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. The Parties agree that the United Nations Convention on Contracts for the International Sale of goods shall not apply to this Agreement, including any terms in Documentation.

12.2       Illumina Affiliates; Rights of Third Parties.  Customer agrees that Illumina may delegate or subcontract any or all of its rights and obligations under this Agreement to one or more of its Affiliates (excluding GRAIL, any subsidiary of GRAIL or any division of Illumina of which GRAIL will become a part following the close of Illumina's acquisition of GRAIL).  Illumina invoices and other documentation may come from an Illumina Affiliate and Customer shall honor those just as if they came directly from Illumina.  Permitted Affiliates of Freenome Holdings, Inc. may receive delivery of, pay for, and/or use the Supplied Products in accordance with the terms and conditions of this Agreement and applicable law. With respect to the foregoing, each Party shall be solely responsible, and jointly and severally liable, for any acts and omissions of its Affiliates under this Agreement, including but not limited to any breach of this Agreement by its Affiliates.  Notwithstanding anything to the contrary, Helix Holdings I, LLC, and its subsidiaries and members, are not Affiliates of Illumina for purposes of this Agreement.  There are no third-party beneficiaries to this Agreement and no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person or entity who is not a Party to this Agreement. The Parties to this Agreement may rescind or terminate this Agreement or vary any of its terms in accordance with their rights under this Agreement and by Law, without the consent of any third party.

12.3       Legal Compliance.  Nothing in this Agreement is intended, or should be interpreted, to prevent either Party from complying with, or to require a Party to violate, any and all applicable Laws. Should either Party reasonably conclude that any portion of this Agreement is or may be in violation of a change in a Law made after the Effective Date, or if any such change or proposed change would materially alter the amount or method of compensating Illumina for Supplied Products purchased by, or services performed for, Customer, or would materially increase the cost of Illumina's performance hereunder, the Parties agree to negotiate in good faith written modifications to this Agreement as may be necessary to establish compliance with such changes and/or to reflect applicable changes in compensation necessitated by such legal changes, with any mutually agreed upon modifications added to this Agreement by written amendment.

12.4      Severability; No Waiver; Rights and Remedies.  If any provision or subsection of this Agreement is held invalid, illegal or unenforceable, it shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.  The failure or delay of either Party to exercise any right or remedy provided herein or to require any performance of any term of this Agreement shall not be construed as a waiver, and no single or partial exercise of any right or remedy provided herein, or the waiver by either Party of any breach of this Agreement shall not prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term of this Agreement.  No waiver of any right, condition, or breach of this Agreement will be effective unless in writing and signed by the Party who has the right to waive the right, condition or breach and delivered to the other Party.

12.5       Assignment.  Except for Illumina’s rights under section 12.2, neither party may assign or transfer this Agreement or any rights or obligations under this Agreement, without the prior written consent of the other party, provided that either party may assign this Agreement in its entirety to a successor to all or substantially all of the business or assets to which this Agreement relates whether by merger, acquisition (or stock or assets) or otherwise without the other party’s consent.  Any permitted assignee will promptly notify the other Party that it assumes all obligations of its assignor under this Agreement.  Any assignment shall not relieve the assignor of any of its obligations under this Agreement.  Subject to the foregoing and the other terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.6      Export.  Customer agrees that the Supplied Products, or any related software or technology provided under this Agreement, are subject to the laws and regulations of the United States that govern exports and other trade controls and that may restrict transfers of such items to other countries and parties.  Customer and its employees and agents shall not disclose, export or re-export, directly or indirectly, the Supplied Products or any related software and technology provided under this Agreement to any country, entity or other party which is ineligible to receive such items under U.S. laws and regulations, including regulations of the U.S. Department of Commerce or the U.S. Department of the Treasury, or under other laws or regulations to which Customer may be subject.

12.7       Notices.  All notices required or permitted under this Agreement shall be in writing, in English, and shall be deemed received only when (a) delivered personally; (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid (or ten (10) days for international mail); or (c) one (1) day after deposit with a commercial express courier specifying next day delivery or, for international courier packages, two (2) days after deposit with a commercial express courier specifying two (2)-day delivery, with written verification of receipt.  All notices shall be sent to the following or any other address designated by a Party using the procedures set forth in this subsection:

If to Illumina: Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 Attn: SVP, Corporate and Venture Development With a copy to: Legalnotices@illumina.com	If to Customer: Freenome Holdings, Inc. 279 East Grand Avenue Fifth Floor South San Francisco, CA 94080 Attn: Legal Department legal@freenome.com

12.8       Force Majeure. Neither Party shall be in breach of this Agreement nor liable for any failure to perform, or delay in the performance of this Agreement, which failure to perform or delay is consistently applied across its business and attributable in whole or in part to any cause beyond its reasonable control (each an event of “Force Majeure”). Non-limiting examples of Force Majeure are acts of God, disease outbreak, pandemic (including, without limitation, the COVID-19 pandemic), fire, flood, tornado, earthquake, hurricane, lightning, government actions or controls in connection with a national or other public emergency, actual or threatened acts of war, terrorism, civil disturbance or insurrection, sabotage, and shortage of energy.  In the event of any such delay the delivery date for performance shall be deferred for a period equal to the time lost by reason of the delay.  Notwithstanding anything in this Agreement to the contrary, Customer’s payment obligations are not affected by this provision except to the extent the Force Majeure affects financial institutions and, as a result, the financial institutions cannot complete the transaction necessary for Customer to satisfy its payment obligations.

12.9       Entire Agreement; Amendment.  This Agreement represents the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior discussions, communications, agreements, and understandings of any kind and nature between the Parties, except for the Confidentiality Agreement.  The Parties acknowledge and agree that by entering into this Agreement, they do not rely on any statement, representation, assurance or warranty of any person or entity other than as expressly set out in the Agreement. Nothing in this section shall exclude or limit liability for fraud. No amendment to this Agreement will be effective unless in writing and signed by both Parties.

12.10    Relationship of the Parties.  The Parties are independent contractors under this Agreement and nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, as granting either Party the authority to bind or contract any obligation in the name of the other Party, or to make any statements, representations, warranties or commitments on behalf of the other Party.

12.11     Publicity; Use of Names or Trademarks.  Each Party shall obtain the prior written consent of the other Party on all press releases or other public announcements relating to this Agreement, including its existence or its terms, provided that a Party is not required to obtain prior written consent of the other Party for press releases or public disclosures that repeat information that has been previously publicly disclosed. Notwithstanding any of the foregoing, if required by Law, including without limitation by the U.S. Securities and Exchange Commission or any stock exchange or Nasdaq, then a Party may issue a press release or other public announcement regarding this Agreement, provided that the other Party has received prior written notice of such intended press release or public announcement and an opportunity to seek a protective order if practicable under the circumstances, and the Party subject to the requirement cooperates with the other Party to limit the disclosure and includes in such press release or public announcement only such information relating to this Agreement as is required by such Law to be publicly disclosed.  Neither Party shall use the name or trademarks of the other Party without the express prior written consent of the other Party.

12.12    Headings; Interpretation; Miscellaneous.  Sections, titles and headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation hereof.  This Agreement has been negotiated in the English language and only the English language version shall control. Whenever required by the context, the singular term shall include the plural, the plural term shall include the singular, and the gender of any pronoun shall include all genders.  As used in this Agreement except as the context may otherwise require, the words “include,” “includes,” “including,” and “such as” are deemed to be followed by “without limitation,” whether or not they are in fact followed by such words or words of like import, and “will” and “shall” are used synonymously.  Except as expressly stated, any reference to “days” shall be to calendar days, and “business day” shall mean all days other than Saturdays, Sundays or a national or local holiday as recognized in the country in which the Supplied Products are being supplied, and any reference to “calendar month” shall be to the month and not a thirty (30) day period.  Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on, or any notice is deemed to be given on a Saturday, Sunday, or national holiday, the Party having such privilege or duty shall have until 5:00 pm PST on the next succeeding business day to exercise such privilege or to discharge such duty or the Party giving notice shall be deemed to have given notice on the next succeeding business day.  It is further agreed that no usage of trade, course of performance, or other regular practice between the Parties hereto shall be used to interpret or alter the terms and conditions of this Agreement, including without limitation, the scope of use rights for each unit of Supplied Product supplied under this Agreement.  Ambiguities, if any, in this Agreement shall not be construed against any particular Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

12.13    Equitable Relief.  In addition to other remedies available to each Party hereunder, in the event of a breach of this Agreement by a Party, the other Party may seek equitable relief including specific performance without the posting of bond or other security, equitable relief, including an injunction, accounting of profits or specific performance, as a remedy for any breach of the terms of this Agreement, as well as the right to pursue any and all other rights and remedies available at law or in equity for such a breach.

12.14     Counterparts.  This Agreement may be executed by electronic signature and in one or more counterparts, and each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

12.15    Costs. Except as expressly provided in this Agreement, each Party shall pay its own costs incurred in connection with the negotiation, preparation, and execution of this Agreement any documents referred to in it.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives.

Customer:	Illumina:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Schedule 1
Facilities

To be updated from time to time by Customer.

279 East Grand Avenue
Fifth Floor
South San Francisco, CA 94080

Schedule 2
Permitted Affiliates

Freenome Ltd
Freenome Europe GmbH

To be updated from time to time by Customer.

EXHIBIT A – Part 1 of 2

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EXHIBIT A – Part 2 of 2

[***]

APPENDIX A

1.           DEFINITIONS

“Certain Sequencing Consumables” means those consumables intended by Illumina to be used to perform a sequencing process on Illumina’s NextSeq, NextSeqDx and NovaSeq instruments and any future sequencing hardware launched by Illumina or its Affiliates and includes core consumables that are (i) commercialized or otherwise made available by Illumina to customers or Affiliates of Illumina and (ii) intended by Illumina to be used to perform a sequencing process on any such system.  Certain Sequencing Consumables do not include products that were at the “end of life” or “end of sale” or were announced (before January 1, 2021) to customers as a planned “end of life” or “end of sale”.  Certain Sequencing Consumables are limited to products that are shipped to and used in the United States.

“Certain Supplied Product(s)” means Illumina’s NextSeq, NextSeqDx and NovaSeq instruments, and any future sequencing instruments launched by Illumina or its Affiliates, or Certain Sequencing Consumables, that are purchased by Customer for any Freenome Use pursuant to the Agreement.  Certain Supplied Products do not include products that were at the “end of life” or “end of sale” or were announced (before January 1, 2021) to customers as a planned “end of life” or “end of sale”.  Certain Supplied Products are limited to products that are shipped to and used in the United States.

“Equivalent” means, with respect to the comparison of Customer to another customer, that (a) the aggregate volume of all Certain Supplied Products purchased by such other customer from Illumina in the immediately preceding year (measured in U.S. dollars) is not more than 10% greater than the volume purchased by Customer in prior year, (b) such other customer is a For-Profit Entity, and (c) such other customer is not currently receiving Grandfathered Pricing.

“Grandfathered Pricing” means any pricing (either under a quote of duration longer than 30 days or a supply agreement) that is operative for a customer for use of the Certain Supplied Products as of the time that the Transaction closed, provided that this pricing is for ongoing, ordinary course purchases of Certain Supplied Products.

“Pre-Release Sequencing Product” means Illumina sequencing hardware or Certain Sequencing Consumables that are not available for purchase in Illumina’s product catalogue.  Such sequencing hardware or Certain Sequencing Consumables shall include any re-designed or modified products made available to any For-Profit Entity or to GRAIL that optimize, in any material respect, a product’s interoperability, capabilities, or performance.

“Short Term Project” means a project or circumstance giving rise to a discrete purchase of Certain Sequencing Consumables outside of ongoing ordinary course of purchases made by a For-Profit Entity.  The duration of a Short Term Project is no more than two years.

“Volume-Based Net Price” means the actual list price of a Certain Supplied Product less the applicable discount for a customer’s volume under a volume-based discount schedule.

2.           TERM

The terms included in Appendix A to this Agreement shall be effective until August 18, 2033 (“Appendix A Term”).

3.           ACCESS TO SUPPLIED PRODUCTS

a.          Access to Services.  Customer shall have access to the same product services and support services for purchase relating to the Certain Supplied Products to which GRAIL or any For-Profit Entity has access, or which Customer had access before the Transaction.  For such services, Customer shall have access to the same volume-based pricing that GRAIL has access to for the equivalent level of service, or to which Customer had access before the transaction, at the Customer’s option.

b.          Access to Certain Supplied Products.  Customer shall have access to Certain Supplied Products for purchase that GRAIL or any For-Profit Entity has access within five (5) days of when GRAIL or such For-Profit Entity, as applicable, is offered such access (if not earlier) for purchase.

c.          Access to Pre-Release Sequencing Products.  Customer shall have access for purchase to any Pre-Release Sequencing Product to which GRAIL, or any For-Profit Entity is offered access within five (5) days of when GRAIL or such For-Profit Entity, as applicable, is offered such access (if not earlier), and for the same categories of uses, specifically:  (i) feedback to Illumina for development of NGS products, including through alpha or beta testing; (ii) for clinical trials; (iii)  for clinical validation; (iv) for pre-commercial test development not relating to clinical trials; or (v) for a commercialized product.  Customer’s purchase of any Pre-Release Sequencing Product is subject to the pricing terms in this Appendix A.    This provision does not apply to Pre-Release Sequencing Products that are developed by Illumina for a specific For-Profit Entity pursuant to a development agreement under Section 4.d below with such For-Profit Entity.

d.          Development Agreement.  Illumina shall enter into, upon Customer request, a separate development agreement with Customer on commercially reasonable terms, relating to the design or modification of any Certain Supplied Product, in a manner that optimizes interoperability with Customer’s tests, including, without limitation, capabilities, performance, speed, efficiency, cost, convenience, accuracy, specificity, precision, ease of use and user experience.

e.          No Obsolescence.  Illumina shall not discontinue any Certain Supplied Product so long as Customer continues to purchase that Certain Supplied Product.  Illumina may discontinue a Certain Supplied Product that Customer has not purchased in more than one year.

f.           Access to Information. Customer shall have access to the same information about final product specifications of any new Certain Supplied Product, any new version of a Certain Supplied Product or any Pre-Release Sequencing Product within five (5) days of when GRAIL is provided such information.

g.         GRAIL Purchases and Services. Illumina shall publish, on the “Oncology Contract Terms” website, (i) the Certain Supplied Products, by SKU, that GRAIL is purchasing; (ii) the service plans, by SKU, that GRAIL is purchasing; and (iii) the pricing grid for both products and services under which GRAIL is purchasing Certain Supplied Products and services. To the extent necessary, Illumina shall update this website within five (5) days of entry of any purchase order for Certain Supplied Products or any service contract relating to the Supplied Products by GRAIL.

4.           PRICING

a.           Universal Pricing. Customer shall receive the Volume-Based Net Price for each Certain Supplied Product in accordance with Appendix 1. The universal pricing grid in Appendix 1 contains all currently available universal pricing, including list prices and volume-based discount tiers, for currently available Certain Supplied Products, and such Appendix 1 will be updated as additional pricing tiers or new Certain Supplied Products (including new versions of existing Certain Supplied Products) become available.

b.          No Price Increases. The inflation-adjusted (based on the Bureau of Labor Statistics’ Analytical Laboratory Instrument Manufacturing Index in the Producer Price Index (“PPI”)) Volume Based Net Price (under Exhibit A) that Customer has access to for each Certain Supplied Product purchased under this Agreement shall not increase during the Term.  To the extent Illumina’s costs of goods sold for a Certain Supplied Product materially increase due to factors beyond Illumina’s control, then the Volume-Based Net Price (under Exhibit A) may increase solely to reflect that cost increase and solely for the duration of that cost increase, and Illumina shall provide Customer with written notice of such price increase to the extent such notice is provided to similarly situated customers and shall in good faith share information related to such cost increase to the same extent Illumina shares such information with other similarly situated customers.

c.          New Product Pricing. To the extent that Illumina launches a new version of any Certain Supplied Product (e.g., a sequencing instrument of similar throughput, or a Certain Sequencing Consumable of the same sequencing read length and similar number of sequencing reads per flow cell), the inflation- adjusted (based on the PPI) Volume-Based Net Price per gigabase of sequencing shall not be higher as compared to the Volume-Based Net Price of the prior version of the Certain Supplied Product, provided that the new version of the Certain Supplied Product does not result in any material improvements in performance or capability. In addition, by 2025, Illumina commits that, under this Agreement, the Volume-Based Net Price (under Appendix 1) to Customer per gigabase of sequencing using the highest throughput Illumina instrument then available, with the highest throughput, best-performance flow cell and kit then available, at full capacity, will be at least 43% lower than the inflation-adjusted (based on the PPI) Volume-Based Net Price (under Appendix 1 as of March 26, 2021), per gigabase of sequencing using the NovaSeq instrument, with an S4 300 flow cell, at full capacity. For the avoidance of doubt, holding volume constant, every customer (regardless of their application, or whether they are in oncology screening) using the highest throughput instrument and best-performance flow cell would observe by 2025 a reduction in price, under the Universal Pricing option, per gigabase of sequencing, of 43%. By way of example, for a customer at the highest volume discount tier today, the per gigabase sequencing price is $4, using a NovaSeq instrument with an S4 300 flow cell. Under this commitment, the per gigabase of sequencing price for that customer at the same volume discount tier in 2025 would be no greater than $2.26 (inflation-adjusted based on the PPI) using the highest throughput Illumina instrument then available, with the highest-throughput, best-performance flow cell and kit then available. To the extent Illumina’s costs of goods sold for a Certain Supplied Product materially increase due to factors beyond Illumina’s control, then the Volume-Based Net Price (under Appendix 1) may increase solely to reflect that cost increase and solely for the duration of that cost increase.  The price for a new Certain Supplied Product or a new version of a materially improved Certain Supplied Product must be commercially reasonable. For any materially improved Certain Supplied Product, the price of the new version must take into account the value of the improvement. For avoidance of doubt, in any arbitration in which the price of a new version of a Supplied Product or a new Supplied Product is disputed, the arbitrator is empowered to determine the reasonableness of the price, including the value of the any improvement in performance or capability, and to require that Illumina charge a price that is commensurate with the improvement, as well as require any associated refunds to Customer.

d.           Equivalent Customer. If Customer is not currently receiving Grandfathered Pricing for a Certain Supplied Product, Customer shall have access to Volume-Based Net Prices (under Appendix 1) for that Certain Supplied Product that are no less favorable (i.e., the same or better) than the Volume-Based Net Prices provided by Illumina to an Equivalent customer after the date the Transaction closes, for that Certain Supplied Product.

e.           GRAIL. If Customer is not currently receiving Grandfathered Pricing for a Certain Supplied Product, Customer shall have access to Volume-Based Net Prices (under Appendix 1) for that Certain Supplied Product that are no less favorable (i.e., the same or better) than the Volume-Based Net Prices provided to GRAIL (including of transfer pricing, portability fees, and royalties), after the date the Transaction closes, for that Certain Supplied Product.

f.           Notification and Refund. In the event that sections 4.d or 4.e are triggered, Illumina will  notify Customer promptly, and no later than 45 days after the end of the applicable Illumina fiscal quarter, and the pricing made available to Customer for the applicable Certain Supplied Products will be reduced, effective as of the date on which GRAIL or the Equivalent customer received the triggering pricing, and Customer will receive such reduced pricing for the period of time that the triggering pricing is available to GRAIL or the Equivalent customer. With respect to units of Certain Supplied Product ordered and invoiced pursuant to a Purchase Order accepted after the date the triggering purchase was made, and for which Customer has paid the applicable invoice, Illumina will refund to Customer the difference between the pricing made available to Customer and the triggering pricing, multiplied by the number of affected units of Certain Supplied Product.

g.           Short Term Projects. Customer shall have access to Short Term Project pricing that is no less favorable (i.e., the same or better) than pricing extended to Equivalent customer or GRAIL for a Short Term Project of substantially similar size (i.e., using between 90% and 110% of the volume of Certain Sequencing Consumables) and duration (i.e., for a period of not more than 3 months longer than the other Short Term Project), provided that Customer has requested such pricing. If Illumina offers GRAIL pricing for a Short Term Project under this section, Illumina shall make Customer aware of such pricing promptly, but in no event later than 45 days after the end of the applicable Illumina fiscal quarter. No customer, including GRAIL, may receive Short Term Project pricing for more than two consecutive years.  No customer, including GRAIL, may use Short Term Project pricing for ongoing ordinary course purchases, including for its standard commercial testing. Pricing for Short Term Projects will not be considered as triggering with respect to the obligations in sections 4.e and 4.f.

5.           PURCHASE ORDERS

This Agreement is not contingent on any purchase commitments by Customer, nor does it affect Customer’s existing unilateral right to terminate its supply relationship with Illumina at any time and for any reason. Written purchase orders submitted in accordance with this Agreement may be rejected by Illumina only if Illumina does not have sufficient supply of the applicable Certain Supplied Product to fulfill the order or if the Purchase Order is not in accordance with standard lead times for the applicable Certain Supplied Product.

6.           CONFIDENTIAL INFORMATION

a.         Confidentiality. To the extent that Illumina may have access to confidential information (“Confidential Information”) of Customer in connection with this Agreement or the provision of Certain Supplied Products by Illumina to Customer, Illumina shall in no event ever share such Confidential Information of Customer with GRAIL or any subsidiary of GRAIL, or any employees who work within GRAIL. Any Confidential Information received shall be used by Illumina only (i) to perform Illumina’s product supply obligations, service or obligations under any agreement to Customer, or (ii) for performance of general business practices by non-technical functions (e.g., accounting, customer service) within Illumina, which functions shall have access to such information only on a need-to-know basis, and Illumina shall not use such Confidential Information for any other purpose, expressly including without limitation, for any of its own or Affiliates’ internal purposes. All employees who may receive Confidential Information will be advised of these confidentiality obligations and use restrictions. Illumina shall continue its practice of maintaining all Confidential Information of Customer confidential as to any other entity, and otherwise in compliance with section 8 of the Supply Agreement.

b.          GRAIL Firewall. Illumina shall establish a firewall designed to prevent any GRAIL personnel (and any Illumina personnel carrying out activities with respect to the GRAIL business or products) from accessing any Confidential Information obtained by or made available to Illumina relating to Customer or its business or products, whether pursuant to this Agreement or otherwise.

7.           TERMINATION

Customer has a unilateral right to terminate its supply relationship with Illumina at any time and for any reason without termination liability upon ninety (90) days’ prior written notice to Illumina, provided, however, that Customer shall honor all invoices, which invoices shall be issued upon shipment, for Certain Supplied Products ordered under a Purchase Order that was accepted by Illumina prior to the termination date. Illumina cannot terminate this Agreement for convenience during the Appendix A Term. If  either party materially breaches this Agreement and fails to cure such breach within 60 days after receiving written notice of the breach, the non-breaching party shall have the right to terminate this Agreement by providing written notice to the other party; provided, however, that if such breach is curable, but not reasonably curable within such 60-day period, and the breaching Party is using commercially reasonable efforts to cure the breach, then such cure period will be extended to not longer than 180 days.

8.           ENFORCEMENT

a.          Audit. Illumina agrees to conduct a bi-annual (every 6 months) audit by an independent third-party auditor selected by Illumina from among the “Big 4” accounting firms to audit Illumina’s compliance with the commitments set forth herein in Appendix A. Illumina will provide Customers with a written report (with reasonable redactions) confirming compliance with the commitments set forth herein in Appendix A. Illumina shall provide cooperation, including access to necessary books and records, in support of any audit conducted. To the extent Customer has a good faith basis for alleging that Illumina is in breach of a commitment contained herein, Illumina shall engage an auditor to assess Customer’s allegation separate from and in addition to Illumina’s bi-annual audit.  In addition to providing the written report, in the event of any finding of potential noncompliance with Illumina’s performance under the Supply Agreement, Customer shall be notified within ten (10) days of identifying such a finding of potential noncompliance.

b.          Arbitration. If any dispute arises from or relates to this Agreement, including as a result of a dispute over terms in a separate agreement that incorporates the terms herein (the “Dispute”), other than claims involving infringement, validity, or enforceability of Intellectual Property Rights (whether Illumina’s or Customer’s), or about the scope of Intellectual Property Rights in an agreement, Illumina and Customer (each a “party” and together the “parties”) shall submit the matter to confidential binding arbitration to determine final terms and conditions of the supply agreement, or to settle the dispute as to the terms of a supply agreement.

i.           Prior to submitting any matter to arbitration, Illumina and Customer shall each designate a contact having the proper authorization to resolve the Dispute in a final and binding fashion, who shall meet in person or by telephone for a period of thirty (30) days (or such other period of time as Illumina and the Customer shall mutually agree) in an attempt to resolve the Dispute in good faith.

ii.          The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the AAA and as otherwise described in this Section 8.b.

iii.         The location of the arbitration proceeding will be mutually agreed by the parties. In the event there is no agreement as to location, the arbitration proceeding will take place in New York City, NY.

iv.          Within five business days of the commencement of an arbitration, Customer and Illumina each shall furnish a legally binding writing to the other committing to maintain the confidentiality of the arbitration and of any written statement and discovery materials exchanged during the arbitration, and to limit the use of any such materials to the arbitration.

v.           Upon written request by either party to the other party, the parties shall promptly negotiate in good faith to appoint an appropriate Arbitrator. If the parties are not able to agree within ten (10) days after the receipt by a party of the written request in the immediately preceding sentence, the AAA shall be responsible for selecting an Arbitrator with relevant experience related to the dispute of at least ten (10) years and to do so within fifteen (15) days of being approached by a party. The fees and costs of the Arbitrator and the AAA shall be shared equally (50%/50%) by the parties. Each party to the arbitration shall bear its own legal fees and expenses.

vi.        Within twenty (20) days after the designation of the Arbitrator, the parties shall each simultaneously submit to the Arbitrator and one another a written statement of their respective positions on such Dispute. Each party shall have fifteen (15) days from receipt of the other party’s submission to submit a written response thereto. The Arbitrator shall have the right to meet with the parties, either alone or together, as necessary to make a determination. Further, the Arbitrator shall have the right to request information and materials and to require and facilitate discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective determinations. In reaching a decision, the Arbitrator may consider only documents exchanged in discovery between the parties, testimony explaining the documents and the parties’ written statements and other materials submitted and arguments made by counsel.

vii.         No later than thirty (30) days after the parties each submit their written statements to the Arbitrator, or as otherwise agreed by the parties, the Arbitrator shall make a determination by selecting the resolution proposed by one of the parties that as a whole is the most consistent with this Agreement and the most fair and reasonable to the parties in light of the totality of the circumstances. The Arbitrator shall provide the parties with a written statement setting forth the basis of the determination in connection therewith, provided that the Arbitrator shall not have the authority to alter any explicit provision of the Supply Agreement. The decision of the Arbitrator shall be final, binding and conclusive, absent manifest error; judgment on the award may be entered in any court having jurisdiction. Neither party may disclose the existence, content, or results of any arbitration without the prior written consent of both parties, unless required by law.

viii.       The parties may, by agreement, modify any time periods specified in this Section 8.b. At any time after the commencement of arbitration, the parties may agree to suspend the arbitration, for periods not to exceed fourteen (14) days in the aggregate, to attempt to resolve their dispute through negotiation. The parties shall effectuate such suspension through a joint writing filed with the AAA. Either party may terminate the suspension at any time by filing with the AAA a writing calling for the arbitration to resume.

ix.         If the Arbitrator determines that Illumina has breached any provision of the Supply Agreement, the Arbitrator may order any relief necessary to restore the status quo prior to Illumina’s breach, including monetary and/or injunctive relief. In resolving any dispute under the Supply Agreement, the Arbitrator shall take into account, and the Arbitrator’s decision shall reflect, that the purpose of the Supply Agreement is to allay any concerns relating to the Transaction, including that Illumina would disadvantage GRAIL’s potential competitors after the Transaction by increasing their sequencing prices or by withholding access to Illumina’s latest innovations in NGS.